Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Susan M. Pietropaolo
Director, Corporate Communications
& Investor Relations
201-818-5537 (direct)
spietropaolo@alteon.com

Alteon Licenses Technology to Avon for Anti-aging Skin Care Product

- Compound Licensed Under Skin Wrinkle Patent -

Parsippany, NJ, June 27, 2005 – Alteon Inc. (AMEX: ALT) announced today that it has granted a non-exclusive worldwide license to Avon Products, Inc. for the use of 2-amino-4,5-dimethylthiazole HBr to improve skin wrinkles and elasticity. The compound is to be used in a formulation of the anti-aging skin care product branded as Anew Alternative Intensive Age Treatment.

The license to Avon is under United States Patent No. 6,596,744, issued to Alteon on July 22, 2003, and pending patent applications relating to the use of select thiazole compounds for the prevention or treatment of wrinkles and/or loss of elasticity in human skin. As part of this agreement, Alteon will receive a modest up-front payment and annual license payments as long as the product contains the licensed compound.

“We are pleased by this initial relationship in the cosmeceutical arena, and look forward to a mutually beneficial relationship with Avon,” said Kenneth I. Moch, President and CEO. “While we continue the clinical development of our lead pharmaceutical candidate alagebrium for vascular diseases, this collaboration is an example of the potential of our technology in other therapeutic areas.”

About Alteon
Alteon is developing new classes of drugs that have shown the potential to reverse or slow down diseases of aging and complications of diabetes. These compounds appear to have an impact on a fundamental pathological process caused by the progressive formation of protein-carbohydrate complexes called Advanced Glycation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s lead to a loss of flexibility and function in body tissues and organs and have been shown to be a causative factor in many age-related diseases and diabetic complications. Alteon has created a library of novel classes of compounds targeting the A.G.E. pathway. For more on Alteon, please visit our website, www.alteon.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to the potential of the Company’s technology in therapeutic areas other than vascular diseases, the Company’s ability to resume enrollment in its clinical trials, and its technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon’s filings with the Securities and Exchange Commission. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.